PROSPECTUS                 Pricing Supplement No. 2984
Dated January 10, 1995     Dated March 19, 1997
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration
Dated January 25, 1995     Statement No. 33-60723

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  March 19, 1997

Settlement Date (Original Issue Date):  March 24, 1997

Maturity Date:  March 25, 2002

Principal Amount (in Specified Currency): US$12,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission:  0.35%

Net Proceeds to Issuer:  US$11,958,000

Interest Rate Per Annum:  6.76%

Interest Payment Date(s):

   X March 15 and September 15 of each year, commencing on September 15, 1997 (with respect to the period from and including March 24, 1997 to but excluding September 15,
       1997) and ending on the Maturity Date (with respect to the period from and including September 15, 2001 to but excluding March 25, 2002)
  ___  Other:

Form of Notes:

   X   DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A






CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                              (Fixed Rate Notes)
                                Page 2
                           Pricing Supplement No. 2984
                           Dated March 19, 1997
                           Rule 424(b)(3)-Registration
                           Statement No. 33-60723

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

   General.

   At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

                              (Fixed Rate Notes)
                                Page 3
                           Pricing Supplement No. 2984
                           Dated March 19, 1997
                           Rule 424(b)(3)-Registration
                           Statement No. 33-60723

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

          Year Ended December    Nine Months Ended
     1991 1992 1993 1994 1995    September 28, 1996
     1.34 1.44 1.62 1.63 1.51        1.56


     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

   The Notes are being distributed by J.P. Morgan Securities Inc., as agent (the "Agent"), at the Issue Price set forth on the cover page hereof. The Agent will receive a selling commission equal to 0.35% of the principal amount of the Notes.